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                                                                     EXHIBIT 5.1


                        Taft, Stettinius & Hollister LLP
                          425 Walnut Street, Suite 1800
                            Cincinnati, OH 45202-3957
                                 (513) 381-2838
                               Fax: (513) 381-0205
                                 www.taftlaw.com





                                January 15, 2003


Cinergy Corp.
139 East Fourth Street
Cincinnati, OH 45202

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by Cinergy Corp. (the "COMPANY") and CC Funding Trust II, a statutory trust established by the Company under the laws of the State of Delaware (the "TRUST"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), for the registration of the sale by the Company from time to time of up to $750,000,000 aggregate principal amount of (i) shares of its common stock, par value $.01 per share (the "COMMON STOCK"), (ii) shares of its preferred stock, par value $.01 per share (the "PREFERRED STOCK"), (iii) stock purchase contracts (the "STOCK PURCHASE CONTRACTS") to purchase or sell shares of Common Stock, (iv) unsecured senior and junior subordinated debt securities (the "DEBT SECURITIES"), (v) stock purchase units (the "STOCK PURCHASE UNITS"), consisting of a Stock Purchase Contract and either trust preferred securities issued by the Trust (the "TRUST SECURITIES"), Debt Securities or other third party debt obligations, and (vi) guarantees of payment with respect to the Trust Securities (the "GUARANTEES"). Capitalized terms used herein but not defined have the same meanings as provided in the Registration Statement.

         The Debt Securities are to be issued pursuant to an Indenture dated September 12, 2001, between the Company and Fifth Third Bank, as trustee, to be supplemented by a supplemental indenture thereto (the "INDENTURE"). The Guarantees are to be issued pursuant to a guarantee agreement to be entered into between the Company and The Bank of New York, as guarantee trustee (the "GUARANTEE AGREEMENT"). The Stock Purchase Contracts are to be issued pursuant to a purchase contract agreement to be entered into between the Company and a purchase contract agent (the "PURCHASE CONTRACT AGREEMENT").


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         We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

         (1) When necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

         (2) Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by or on behalf of the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and nonassessable, enforceable in accordance with their terms, except as
(a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

         (3) When any supplemental Indenture to be entered into in connection with the issuance of any Debt Security has been duly authorized, executed and delivered by the trustee and the Company, the specific terms of a particular Debt Security have been duly authorized and established in accordance with the applicable supplemental Indenture and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with the applicable supplemental Indenture and the applicable underwriting or other agreement, such Debt Security will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

         (4) When the Guarantees have been duly authorized by the Company, the applicable Guarantee Agreement has been duly executed and delivered and the Trust Securities have been duly issued and delivered by the Trust as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Guarantees will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent



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transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

         (5) When the Stock Purchase Units and Stock Purchase Contracts have been duly authorized by the Company, and the applicable Purchase Contract Agreement and Pledge Agreement have been duly executed and delivered, the Stock Purchase Units and Stock Purchase Contracts will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

         The foregoing opinion is limited to the laws of the State of New York (which law, by their terms, governs certain of the above-referenced agreements), the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above, and further consent to the reference to our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement, without admitting that we are experts within the meaning of the Securities Act.

                                         Very truly yours,


                                        /s/ TAFT, STETTINIUS & HOLLISTER LLP